Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS THIRD QUARTER 2017 RESULTS
Company Increases Full-Year 2017 Guidance

TAMPA, Fla. (Oct. 31, 2017) - WellCare Health Plans, Inc. (NYSE: WCG) (“WellCare”) today reported results for the quarter ended September 30, 2017. As determined under generally accepted accounting principles (GAAP), net income for the third quarter of 2017 was $171.6 million, or $3.82 per diluted share. Adjusted net income for the third quarter of 2017 was $183.6 million, or $4.08 per diluted share.
“Our strong third quarter results reflect our continued focus on executing on business fundamentals and our growth strategy. All three of our business segments produced premium revenue and membership growth, driven by organic growth and acquisitions,” said Ken Burdick, WellCare’s chief executive officer. “As a result of our strong third quarter performance and outlook for the remainder of this year, we are raising our full-year 2017 adjusted earnings per diluted share guidance to a range of $8.25 to $8.40.
“In addition, we are pleased that we were selected to continue serving Medicaid beneficiaries in Illinois under the state’s new single integrated care delivery program that is expected to launch on January 1, 2018,” continued Burdick. “We are also thrilled that our focus on improving our quality scores is beginning to yield positive results. As we look to 2018 and beyond, we are well-positioned to continue delivering value to our members, state and federal customers and shareholders.”
The company’s 2017 third quarter results include the receipt and recognition of $28.7 million, pretax, or $0.40 per diluted share, in additional Florida Medicaid retroactive premium revenue related to specific benefits for periods prior to May 2016 compared with $7.7 million, pretax, during the same period in 2016. The company’s third quarter results also include the recognition of a $23.7 million, or $0.53 per diluted share, previously unrecognized tax benefit.

Key Metrics	3Q17	3Q16
Earnings per diluted share (EPS) (GAAP)	$3.82	$1.54
Adjusted EPS(1)	$4.08	$1.63
Net income margin (GAAP)	3.9%	1.9%
Adjusted net income margin(1)	4.2%	2.1%

Total Premium Revenue (GAAP) ($ millions)	$4,390.9	$3,578.8
Adjusted Premium Revenue(1) ($ millions)	$4,361.4	$3,483.3

Segment Premium Revenue ($ millions):
Medicaid Health Plans (GAAP)	$2,722.7	$2,443.9
Adjusted Medicaid Health Plans(1)	$2,693.2	$2,348.4
Medicare Health Plans	$1,466.3	$959.0
Medicare Prescription Drug Plans (PDP)	$201.9	$175.9

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	86.0%	87.4%
Adjusted Medicaid Health Plans(1)	86.9%	90.9%
Medicare Health Plans	85.7%	83.6%
Medicare Prescription Drug Plans (PDP)	70.7%	58.8%

Selling, General and Administrative (SG&A) Ratio (GAAP)	8.5%	7.5%
Adjusted SG&A Ratio(1)	8.4%	7.7%
(1)Refer to the Basis of Presentation for a discussion of these adjusted (non-GAAP) financial measures.

Third Quarter 2017 Highlights

•	GAAP and adjusted total premium revenue for the third quarter of 2017 increased 22.7 percent and 25.2 percent, respectively, compared with the third quarter of 2016.

•	Medicaid Health Plans GAAP and adjusted premium revenue for the third quarter of 2017 increased 11.4 percent and 14.7 percent, respectively, compared with the third quarter of 2016.

•	Medicare Health Plans premium revenue for the third quarter of 2017 increased 52.9 percent compared with the third quarter of 2016.

•	Medicare Prescription Drug Plans (PDP) premium revenue increased 14.8 percent in the third quarter of 2017 compared with the third quarter of 2016.

•	Medicaid Health Plans GAAP and adjusted MBR improved 140 basis points and 400 basis points, respectively, in the third quarter of 2017 compared with the third quarter of 2016.

•
On July 1, 2017, the company began services in Georgia under its successfully retained Medicaid contract with the Georgia Department of Community Health. As of September 30, 2017, the company served approximately 498,000 Medicaid members in Georgia.

•
As previously announced on October 19, 2017, the company signed a contract with the Illinois Department of Health Care and Family Services (HFS) to administer the Health Choice Illinois Medicaid managed care program statewide. Services under the new contract are expected to begin on January 1, 2018. The contract is for four years and may be renewed up to four additional years at the discretion of HFS.

•
WellCare’s Medicare Advantage (MA) contracts serving certain of the company’s members in Florida, Maine, New York and Texas received a 4.0 on CMS’s 5-Star Rating System for the 2018 Plan Year, serving 38.9 percent of WellCare’s MA members as of September 30, 2017.

2017 Financial Outlook
WellCare is increasing its full-year 2017 adjusted EPS guidance to a range of $8.25 to $8.40 from its previous guidance range of $6.75 to $6.95 per diluted share. The revised guidance includes the previously mentioned recognized tax benefit of approximately $0.53 per diluted share and $0.40 per diluted share related to the Florida Medicaid retroactive premium revenue, partially offset by an estimated $0.56 to $0.65 per diluted share as a result of the effect of a premium deficiency reserve (PDR) the company expects to record in the fourth quarter of 2017 in connection with its new contract with Illinois HFS that is expected to be effective January 1, 2018.
Please refer to the guidance table included in this release for specific 2017 guidance metrics.

Consolidated Operations Results
GAAP net income for the third quarter of 2017 was $171.6 million, or $3.82 per diluted share, compared with GAAP net income of $68.6 million, or $1.54 per diluted share, for the third quarter of 2016. Adjusted net income for the third quarter of 2017 was $183.6 million, or $4.08 per diluted share, compared with adjusted net income of $72.8 million, or $1.63 per diluted share, for the third quarter of 2016. The year-over-year increases in GAAP and adjusted net income were primarily the result of organic growth, the company’s acquisitions of Universal American and Care1st Arizona and continued operational execution across all three lines of business. The year-over-year increases also include the previously mentioned recognized tax benefit and Florida Medicaid retroactive premium revenue.

GAAP net income margin for the third quarter of 2017 was 3.9 percent compared with 1.9 percent for the third quarter of 2016. Adjusted net income margin for the third quarter of 2017 was 4.2 percent compared with 2.1 percent for the third quarter of 2016. The year-over-year increases in GAAP and adjusted net income margin are primarily the result of continued operational execution. In addition, the previously mentioned recognized tax benefit and Florida Medicaid retroactive premium revenue represent approximately 90 basis points of the year-over-year improvement.

GAAP and adjusted total premium revenue of $4.4 billion for the third quarter of 2017 increased 22.7 percent and 25.2 percent, respectively, compared with the third quarter of 2016. The year-over-year increases in GAAP and adjusted total premium revenue were primarily the result of the company’s acquisitions of Universal American and Care1st Arizona and organic growth across all three lines of business.

GAAP SG&A expense was $372.3 million for the third quarter of 2017 compared with $268.5 million for the third quarter of 2016. Adjusted SG&A expense was $364.8 million for the third quarter of 2017 compared with $268.8 million for the third quarter of 2016.

The GAAP SG&A expense ratio was 8.5 percent for the third quarter of 2017 compared with 7.5 percent for the third quarter of 2016. The adjusted SG&A expense ratio was 8.4 percent for the third quarter of 2017 compared with 7.7 percent for the third quarter of 2016. The year-over-year increases were primarily the result of the company’s acquisitions of Universal American and Care1st Arizona as well as staffing and infrastructure costs to support organic growth.

Medicaid Health Plans Segment Results
Medicaid Health Plans membership was 2.7 million as of September 30, 2017, and increased by 290,000 members, or 12.0 percent, compared with September 30, 2016, primarily as a result of the addition of the company’s new Medicaid businesses in Arizona and Nebraska and new members from the statewide expansion of the Missouri Medicaid program. Sequentially, Medicaid Health Plans membership decreased by 112,000 members primarily as a result of a decrease in membership in Georgia due to the addition of a fourth managed care organization in the state’s Medicaid program effective July 1, 2017.

GAAP and adjusted Medicaid Health Plans premium revenue was $2.7 billion for the third quarter of 2017, an increase of 11.4 percent and 14.7 percent, respectively, compared with the third quarter of 2016. The increases in GAAP and adjusted premium revenue were primarily the result of the addition of new Medicaid businesses in Arizona and Nebraska and new members from the statewide expansion of the Missouri Medicaid program.

The GAAP Medicaid Health Plans MBR was 86.0 percent for the third quarter of 2017 compared with 87.4 percent for the third quarter of 2016. The adjusted Medicaid Health Plans MBR was 86.9 percent for the third quarter of 2017 compared with 90.9 percent for the third quarter of 2016. The decreases in the GAAP and adjusted Medicaid MBRs were primarily the result of continued operational execution and the effect of the previously mentioned Florida Medicaid retroactive premium revenue recognized in the third quarter of 2017.

Medicare Health Plans Segment Results
Medicare Health Plans membership was 492,000 members as of September 30, 2017 and increased by 154,000 members, or 45.6 percent, compared with September 30, 2016, primarily as a result of the company’s acquisition of Universal American, 2017 bid positioning and continued execution on sales and retention initiatives. Sequentially, Medicare Health Plans membership increased by 8,000 members, or 1.7 percent, from June 30, 2017.

Medicare Health Plans premium revenue of $1.5 billion for the third quarter of 2017 increased 52.9 percent compared with the third quarter of 2016. The increase was primarily due to the company’s acquisition of Universal American and year-over-year organic membership growth.

The Medicare Health Plans MBR for the third quarter of 2017 was 85.7 percent compared with 83.6 percent for the third quarter of 2016. The year-over-year increase is primarily due to the acquisition of Universal American, the company’s 2017 bid strategy, and increased investments in quality initiatives.

Medicare Prescription Drug Plans (PDP) Segment Results
Medicare PDP membership was 1.1 million as of September 30, 2017, and increased by 129,000 members, or 12.7 percent, compared with September 30, 2016, primarily as a result of the company’s 2017 bid positioning. Sequentially, Medicare PDP membership increased by 25,000 members, or 2.2 percent, from June 30, 2017.

Medicare PDP premium revenue of $201.9 million for the third quarter of 2017 increased 14.8 percent compared with the third quarter of 2016. The increase was primarily due to the company’s 2017 bid positioning.

The Medicare PDP segment MBR for the third quarter of 2017 was 70.7 percent compared with 58.8 percent for the third quarter of 2016. The year-over-year increase was primarily the result of the company’s 2017 bid strategy.

Operating Cash Flow and Financial Condition
Net cash provided by operating activities was $910.6 million for the three months ended September 30, 2017, compared with net cash provided by operating activities of $1.1 billion for the three months ended September 30, 2016.

As of September 30, 2017, unregulated cash and investments were approximately $582.2 million compared with $888.1 million as of September 30, 2016. Sequentially, unregulated cash and investment increased $283.6 million from $298.6 million as of June 30, 2017, primarily as a result of dividends received from certain regulated subsidiaries during the third quarter of 2017.

Days in claims payable (DCP) was 51.0 days as of September 30, 2017 compared with 47.8 days as of June 30, 2017 and 49.2 days as of September 30, 2016.

Conference Call and Webcast
A discussion of WellCare’s third quarter 2017 results will be available via a conference call and live webcast today at 9:30 a.m. EDT.

The conference call will be webcast live from the company's website and will be available at the following link: http://services.choruscall.com/links/wcg171031.html. The webcast should be accessed a few minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company's website at http://ir.wellcare.com/Event/.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10112587. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now, or at any time prior to the call, and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:

Domestic participant dial-in number (toll-free):	1-844-492-3724
International participant dial-in number	1-412-542-4185

A telephonic replay will be available until midnight EST on Tuesday, November 7, 2017. This replay may be accessed by dialing either of the numbers below and entering the replay access code 10112587:

Domestic replay (toll-free) number:	1-877-344-7529
International replay number:	1-412-317-0088

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. The company served approximately 4.3 million members nationwide as of
September 30, 2017. For more information about WellCare, please visit the company’s website at www.wellcare.com.

Basis of Presentation
Discontinued Operations
In 2016, Universal American completed the sale of its life insurance business while retaining ownership of the life insurance subsidiary. Universal American entered into a 100% quota-share reinsurance treaty with the buyer, which, among other treaties, results in the reinsurance of all of the life insurance policies underwritten by the retained subsidiary. Accordingly, the discontinued business did not materially affect WellCare’s results of operations for the three and nine months ended September 30, 2017. For additional information, refer to Note 13-Discontinued Operations within the Condensed Consolidated Financial Statements included in the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017, which will be filed within 40 days following the last day of the quarter ended September 30, 2017.
Non-GAAP Financial Measures
In addition to results determined under GAAP, WellCare provides certain non-GAAP financial measures that management believes are useful in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The company has provided a reconciliation of the historical non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

Earnings per share, net income and, as noted below, other specific operating and financial measures have been adjusted in 2017 for the effect of certain expenses, and as appropriate, the related tax effect, related to previously disclosed government investigations and related litigation and resolution costs (“investigation costs”); amortization expense associated with acquisitions (“acquisition-related amortization expenses”); certain one-time transaction costs related to the acquisition of Universal American (“Universal American-related transaction costs”); certain one-time costs associated with the integration of Universal American’s operations expected to be incurred through 2019 (“Universal American-related integration costs”); and the costs associated with the redemption of the company’s 2020 notes, including the early redemption premium, write-off of associated deferred financing costs and write-off of associated premiums paid on the 2020 notes (“loss on extinguishment of debt”). In addition, in 2016, these financial measures have been adjusted for the effect of transitory costs related to the company’s decision to change its pharmacy benefit manager as of January 1, 2016 ("PBM transitory costs"); certain nonrecurring incurred Iowa-related SG&A expenses relating to readiness costs, certain wind-down costs of WellCare's Iowa operations and certain legal costs ("Iowa SG&A costs"); and costs related to the 2015 divestiture of Sterling Life Insurance Company ("Sterling divestiture costs").

Although the excluded items may recur, WellCare believes that by providing non-GAAP measures exclusive of these items, it facilitates period-over-period comparisons and provides additional clarity about events and trends affecting its core operating performance, as well as providing comparability to competitor results. The investigation costs are related to a discrete incident which management does not expect to reoccur. WellCare has adjusted for acquisition-related amortization expenses as these transactions do not directly relate to the servicing of products for our customers and are not directly related to the core performance of its business operations. The other costs mentioned above are related to specific 2016 and 2017 events, which do not reflect the underlying ongoing performance of the business.

In addition, because reimbursements for Medicaid premium tax and the ACA industry fee are both included in the premium rates or reimbursement established in certain Medicaid contracts and also recognized separately as a component of expense, the company excludes these reimbursements from premium revenue when calculating key ratios as the company believes that these components are not indicative of operating performance.

The company is not able to project at the time of this news release the amount of expenses associated with investigation costs and Universal American-related integration costs to be incurred during the remainder of 2017, and, therefore, cannot reconcile projected non-GAAP measures affected by these items to projected GAAP measures.

Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted premium revenue (non-GAAP) = Total premium revenue (GAAP) less Medicaid premium taxes revenue and Medicaid reimbursements of the ACA industry fee. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by total premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total premium revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less investigation costs, Universal American-related transaction and integration costs, PBM transitory costs, Sterling divestiture costs and Iowa SG&A costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted premium revenue.
Adjusted depreciation & amortization (non-GAAP) = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs, acquisition-related amortization expenses, Universal American-related transaction and integration costs, PBM transitory costs, Sterling divestiture costs, loss on extinguishment of debt and Iowa SG&A costs.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.

Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Net income margin (GAAP) = net income (GAAP) divided by total premium revenue (GAAP).
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted premium revenue.
Adjusted earnings per diluted share (non-GAAP) = Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the company’s financial outlook, including any anticipated premium deficiency reserve and the start date of new Medicaid programs contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as integrating care management, advocating for our members, building advanced relationships with providers and government partners, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, the appropriation and payment by state governments of Medicaid premiums receivable, the approval of Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to address operational challenges related to new business, and WellCare’s ability to meet the requirements of readiness reviews. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission, included under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.
CONTACTS:

Investor:	Media:
Angie McCabe	Chris Curran
Tel: 813-206-6958	Tel: 813-206-5428
angie.mccabe@wellcare.com	chris.curran@wellcare.com

2017 Financial Outlook
WellCare is increasing its full-year 2017 adjusted EPS guidance to a range of $8.25 to $8.40 from its previous guidance range of $6.75 to $6.95. The revised guidance includes the previously mentioned recognized tax benefit of approximately $0.53 per diluted share and $0.40 per diluted share related to the Florida Medicaid retroactive premium revenue, partially offset by an estimated $0.56 to $0.65 per diluted share as a result of the effect of a premium deficiency reserve (PDR) the company expects to record in the fourth quarter of 2017 in connection with its new contract with Illinois HFS that is expected to be effective January 1, 2018.

Guidance Metric	2017 Guidance as of October 31, 2017	2017 Guidance As of August 4, 2017
Segment premium revenue:
GAAP Medicaid Health Plans	$10.65B to $10.75B	$10.5B to $10.7B
Adjusted Medicaid Health Plans(1)	$10.55B to $10.65B	$10.4B to $10.6B
Medicare Health Plans	$5.25B to $5.35B	$5.20B to $5.35B
Medicare PDP	$875M to $925M	$850M to $900M
Total GAAP premium revenue	$16.775B to $17.025B	$16.55B to $16.95B
Total adjusted premium revenue(1)	$16.675B to $16.925B	$16.45B to $16.85B

Investment & other income*	$56M to $62M	$40M to $45M

Segment MBR:
GAAP Medicaid Health Plans	88.2% to 88.8%	88.6% to 89.3%
Adjusted Medicaid Health Plans(1)	89.0% to 89.6%	89.5% to 90.2%
Medicare Health Plans	85.5% to 86.0%	85.50% to 86.75%
Medicare PDP	80.5% to 82.5%	80.5% to 82.5%

Adjusted SG&A ratio(2)(7)	8.3% to 8.4%	8.00% to 8.25%
GAAP depreciation & amortization	$115M to $118M	$119M to $123M
Adjusted depreciation & amortization(3)	$83M to $86M	$87M to $91M
Interest expense	$68M to $70M	$68M to $70M
Adjusted effective income tax rate(4)(7)	32.5% to 33.0%	37.0% to 38.0%

Adjusted earnings per diluted share(5)(6)(7)	$8.25 to $8.40	$6.75 to $6.95
*Investment & other income primarily includes investment income, specialty pharmacy business sold to nonmembers and equity in earnings (losses) in unconsolidated subsidiaries. The company presents equity in earnings (losses) in unconsolidated subsidiaries as a separate line item in its statement of comprehensive income as required under GAAP.

(1) Excludes an estimated $118.0 million to $123.0 million in Medicaid premium taxes.
(2) Excludes estimated Medicaid premium taxes; investigation costs; Universal American-related integration costs and approximately $30 million of Universal American-related transaction costs.
(3) Excludes an estimated $31.0 million to $36.0 million in acquisition-related amortization expenses.
(4) Excludes the estimated income tax effect associated with the investigation costs, acquisition-related amortization expenses, Universal American-related transaction and integration costs, and loss on extinguishment of debt.

(5) Excludes a one-time loss on extinguishment of debt of approximately $26.1 million pre-tax, or $0.37 per diluted share, primarily related to the early redemption premium, write-off of associated deferred financing costs and write-off of associated premiums paid on the 2020 notes recorded in the second quarter of 2017.

(6) The company estimates adjusted earnings per diluted share guidance by adjusting net income for the estimated net-of-tax effect of investigation costs, acquisition-related amortization expense, Universal American-related transaction and integration costs and loss on extinguishment of debt.

(7) WellCare is not able to estimate amounts associated with the investigation costs, and Universal American-related integration costs expected to be incurred in 2017 and, therefore, cannot reconcile these metrics to total projected GAAP metrics. WellCare estimates that $25 million to $30 million of Universal American-related integration costs will be incurred through 2019.

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				June 30, 2017		September 30, 2016
	September 30, 2017	June 30, 2017	September 30, 2016	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Florida	757,000	768,000	779,000	(11,000)	(1.4)%	(22,000)	(2.8)%
Georgia	498,000	577,000	578,000	(79,000)	(13.7)%	(80,000)	(13.8)%
Kentucky	446,000	446,000	440,000	—	—%	6,000	1.4%
Missouri	291,000	298,000	117,000	(7,000)	(2.3)%	174,000	148.7%
Arizona	156,000	158,000	—	(2,000)	(1.3)%	156,000	—
New York	144,000	143,000	133,000	1,000	0.7%	11,000	8.3%
Illinois	139,000	145,000	167,000	(6,000)	(4.1)%	(28,000)	(16.8)%
Other states	285,000	293,000	212,000	(8,000)	(2.7)%	73,000	34.4%
Total Medicaid Health Plans Membership (1)	2,716,000	2,828,000	2,426,000	(112,000)	(4.0)%	290,000	12.0%

Medicaid Health Plans Membership by Program:
TANF	2,274,000	2,370,000	2,013,000	(96,000)	(4.1)%	261,000	13.0%
SSI, ABD, Duals and LTC	302,000	302,000	280,000	—	—%	22,000	7.9%
CHIP and other	140,000	156,000	133,000	(16,000)	(10.3)%	7,000	5.3%
Total Medicaid Health Plans Membership (1)	2,716,000	2,828,000	2,426,000	(112,000)	(4.0)%	290,000	12.0%

Medicare Health Plans:
Medicare Advantage by State:
Texas	106,000	106,000	35,000	—	—%	71,000	202.9%
Florida	101,000	100,000	93,000	1,000	1.0%	8,000	8.6%
New York	89,000	88,000	43,000	1,000	1.1%	46,000	107.0%
Georgia	46,000	45,000	39,000	1,000	2.2%	7,000	17.9%
Other states	150,000	145,000	128,000	5,000	3.4%	22,000	17.2%
Total Medicare Health Plans (1)	492,000	484,000	338,000	8,000	1.7%	154,000	45.6%

Medicare Prescription Drug Plans	1,141,000	1,116,000	1,012,000	25,000	2.2%	129,000	12.7%

Total Membership	4,349,000	4,428,000	3,776,000	(79,000)	(1.8)%	573,000	15.2%

(1) Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible and participate in both our Medicaid and Medicare programs. The dually-eligible membership was 52,000, 51,000 and 46,000 at September 30, 2017, June 30, 2017 and September 30, 2016, respectively.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Premium	$4,361.4	$3,483.3	$12,540.9	$10,438.7
Medicaid premium taxes	29.5	28.3	90.6	83.1
ACA industry fee reimbursement	—	67.2	—	183.6
Total premium	4,390.9	3,578.8	12,631.5	10,705.4
Investment and other income	12.0	5.2	30.6	13.5
Total revenues	4,402.9	3,584.0	12,662.1	10,718.9

Expenses:
Medical benefits	3,740.7	3,040.2	10,938.3	9,091.0
Selling, general and administrative	372.3	268.5	1,040.2	815.4
ACA industry fee	—	57.1	—	171.0
Medicaid premium taxes	29.5	28.3	90.6	83.1
Depreciation and amortization	31.4	22.4	84.6	64.9
Interest	17.1	14.6	51.4	45.0
Total expenses	4,191.0	3,431.1	12,205.1	10,270.4
Income from operations	211.9	152.9	457.0	448.5
Loss on extinguishment of debt	—	—	26.1	—
Income before income taxes and equity in earnings of unconsolidated subsidiaries	211.9	152.9	430.9	448.5
Equity in earnings of unconsolidated subsidiaries	23.2	—	22.1	—
Income before income taxes	235.1	152.9	453.0	448.5
Income tax expense	63.5	84.3	140.0	251.3
Net income	$171.6	$68.6	$313.0	$197.2

Earnings per common share:
Basic	$3.86	$1.55	$7.04	$4.46
Diluted	$3.82	$1.54	$6.97	$4.43

Weighted average common shares outstanding:
Basic	44,509,692	44,276,035	44,458,096	44,234,001
Diluted	44,969,033	44,639,442	44,909,916	44,561,051

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	September 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$4,878.9	$3,961.4
Short-term investments	504.6	124.2
Premiums receivable, net	534.0	498.6
Pharmacy rebates receivable, net	343.6	278.0
Receivables from government partners	64.8	—
Funds receivable for the benefit of members	116.8	32.6
Prepaid expenses and other current assets, net	318.7	224.8
Total current assets	6,761.4	5,119.6

Property, equipment and capitalized software, net	316.4	274.5
Goodwill	648.2	392.5
Other intangible assets, net	378.4	74.1
Long-term investments	590.3	57.3
Restricted investments	213.6	234.3
Other assets	3.6	0.5
Assets of discontinued operations (a)	216.6	—
Total Assets	$9,128.5	$6,152.8

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$2,076.8	$1,690.5
Unearned premiums	576.4	3.3
Accounts payable and accrued expenses	577.9	665.6
Funds payable for the benefit of members	1,578.7	390.3
Other payables to government partners	416.2	303.2
Income taxes payable	63.0	2.9
Total current liabilities	5,289.0	3,055.8

Deferred income tax liability	94.1	63.4
Long-term debt	1,181.6	997.6
Other liabilities	13.8	35.9
Liabilities of discontinued operations (a)	216.6	—
Total liabilities	6,795.1	4,152.7

Commitments and contingencies	—	—

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 44,512,477 and 44,293,881 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively)	0.4	0.4
Paid-in capital	566.1	546.9
Retained earnings	1,766.8	1,453.8
Accumulated other comprehensive loss	0.1	(1.0)
Total Stockholders' Equity	2,333.4	2,000.1
Total Liabilities and Stockholders' Equity	$9,128.5	$6,152.8
(a) Refer to the basis of presentation for a discussion of discontinued operations.

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$313.0	$197.2
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	84.6	64.9
Loss on extinguishment of debt	26.1	—
Stock-based compensation expense	32.8	24.2
Deferred taxes, net	(39.0)	(25.3)
Other, net	13.4	12.5
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	58.4	167.0
Pharmacy rebates receivable, net	(52.7)	(39.7)
Medical benefits payable	258.8	89.5
Unearned premiums	574.4	372.5
Other payables to government partners	36.6	131.4
Accrued liabilities and other, net	(60.9)	86.1
Net cash provided by operating activities	1,245.5	1,080.3

Cash flow from investing activities:
Acquisitions and acquisition-related settlements, net of cash acquired	(728.5)	(23.8)
Purchases of investments	(1,124.8)	(338.6)
Proceeds from sales and maturities of investments	484.0	370.1
Additions to property, equipment and capitalized software, net	(92.6)	(61.5)
Net cash used in investing activities	(1,461.9)	(53.8)

Cash flows from financing activities:
Proceeds from issuance of debt, net of financing costs paid	1,182.2	196.9
Payments on debt	(1,026.1)	(400.0)
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(13.6)	(6.9)
Funds received for the benefit of members, net	978.0	661.7
Other, net	13.4	(6.8)
Net cash provided by financing activities	1,133.9	444.9

Increase in cash and cash equivalents	917.5	1,471.4
Balance at beginning of period	3,961.4	2,407.0
Balance at end of period	$4,878.9	$3,878.4

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$149.5	$153.1
Cash paid for interest	$56.3	$30.6

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$11.3	$5.9

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Medicaid Health Plans Segment:
Adjusted premium revenue (a)	$2,693.2	$2,348.4	$7,967.7	$6,867.3
Medicaid premium taxes	29.5	28.3	90.6	83.1
ACA industry fee reimbursement	—	67.2	—	183.6
Premium revenue (GAAP)	2,722.7	2,443.9	8,058.3	7,134.0

Medical benefits expense	2,341.7	2,134.8	7,039.2	6,124.8

Medical benefits ratio (GAAP)	86.0%	87.4%	87.4%	85.9%
Adjusted medical benefits ratio(a)	86.9%	90.9%	88.3%	89.2%

Medicare Health Plans Segment (GAAP):
Premium revenue	$1,466.3	$959.0	$3,877.6	$2,920.6
Medical benefits expense	1,256.3	802.1	3,301.4	2,458.2
Medical benefits ratio	85.7%	83.6%	85.1%	84.2%

Prescription Drug Plans Segment (GAAP):
Premium revenue	$201.9	$175.9	$695.6	$650.8
Medical benefits expense	142.7	103.3	597.7	508.0
Medical benefits ratio	70.7%	58.8%	85.9%	78.1%

Total Company:
Adjusted premium revenue( a)	$4,361.4	$3,483.3	$12,540.9	$10,438.7
Medicaid premium taxes	29.5	28.3	90.6	83.1
ACA industry fee reimbursement	—	67.2	—	183.6
Premium revenue (GAAP)	4,390.9	3,578.8	12,631.5	10,705.4

Medical benefits expense	3,740.7	3,040.2	10,938.3	9,091.0

Medical benefits ratio (GAAP)	85.2%	85.0%	86.6%	84.9%
Adjusted medical benefits ratio(a)	85.8%	87.3%	87.2%	87.1%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the revenue effect of Medicaid premium taxes and ACA industry fee reimbursement from premiums. The Adjusted SG&A expense ratio also excludes the effect of investigation costs and Universal American-related transaction and integration costs for 2017, and investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs for 2016.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Company premium revenue:
As determined under GAAP	$4,390.9	$3,578.8	$12,631.5	$10,705.4
Medicaid premium taxes	(29.5)	(28.3)	(90.6)	(83.1)
ACA industry fee reimbursement	—	(67.2)	—	(183.6)
Adjusted premium revenue(a)	$4,361.4	$3,483.3	$12,540.9	$10,438.7

SG&A Expense:
As determined under GAAP	$372.3	$268.5	$1,040.2	$815.4
Adjustments:
Investigation costs	(0.9)	0.3	(7.2)	(12.2)
Transaction and integration costs	(6.6)	—	(33.3)	—
Sterling divestiture costs	—	—	—	(1.7)
PBM transitory costs	—	—	—	(4.9)
Iowa SG&A costs	—	—	—	(5.2)
Adjusted SG&A Expense(a)	$364.8	$268.8	$999.7	$791.4

SG&A expense ratio:
As determined under GAAP	8.5%	7.5%	8.2%	7.6%
Effect of Medicaid premium taxes	0.1%	0.1%	—%	—%
Effect of ACA industry fee reimbursement	—%	0.1%	—%	0.1%
Effect of SG&A expense adjustments above(a)	(0.2)%	—%	(0.2)%	(0.1)%
Adjusted SG&A expense ratio(a)	8.4%	7.7%	8.0%	7.6%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. The following tables present applicable financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods. Refer to the basis of presentation for a discussion of non-GAAP financial measures.

	For the Three Months Ended September 30, 2017				For the Three Months Ended September 30, 2016
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$372.3	$(7.5)	(a)	$364.8	$268.5	$0.3	(a)	$268.8
Depreciation and amortization	$31.4	$(10.6)		$20.8	$22.4	$(2.7)		$19.7
Income tax expense	$63.5	$6.1	(b)	$69.6	$84.3	$(1.8)	(b)	$82.5
Effective tax rate	27.0%	0.5%	(b)	27.5%	55.1%	(2.0)%	(b)	53.1%
Net income	$171.6	$12.0		$183.6	$68.6	$4.2		$72.8
Net income margin	3.9%	0.3%		4.2%	1.9%	0.2%		2.1%

Earnings per share:
Basic	$3.86	$0.26		$4.12	$1.55	$0.09		$1.64
Diluted	$3.82	$0.26		$4.08	$1.54	$0.09		$1.63

	For the Nine Months Ended September 30, 2017				For the Nine Months Ended September 30, 2016
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$1,040.2	$(40.5)	(a)	$999.7	$815.4	$(24.0)	(a)	$791.4
Depreciation and amortization	$84.6	$(22.1)	(b)	$62.5	$64.9	$(7.8)	(b)	$57.1
Loss on extinguishment of debt	$26.1	$(26.1)		$—	$—	$—		$—
Income tax expense	$140.0	$32.7	(c)	$172.7	$251.3	$9.0	(c)	$260.3
Effective tax rate	30.9%	1.0%	(c)	31.9%	56.0%	(1.8)%	(c)	54.2%
Net income	$313.0	$56.0		$369.0	$197.2	$22.8	(b)	$220.0
Net income margin	2.5%	0.4%		2.9%	1.8%	0.3%		2.1%

Earnings per share:
Basic	$7.04	$1.26		$8.30	$4.46	$0.51		$4.97
Diluted	$6.97	$1.25		$8.22	$4.43	$0.51		$4.94

(a) Comprised of investigation costs and Universal American-related transaction and integration costs for 2017, and investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs for 2016, as disclosed in the “Reconciliation of Selling, General and Administrative Expense Ratios” table.

(b) Based on the effective income tax rates applicable to adjusted (non-GAAP) results, the company estimated the effect on income tax expense and the effective tax rate associated with the non-GAAP adjustments. Refer to the basis of presentation for a discussion of non-GAAP financial measures.